[LETTERHEAD OF HEENAN BLAIKIE]


November 1, 2004


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.USA  20549

Dear Sirs/Mesdames:

            Re: YM BioSciences Inc.

            We are acting as counsel to YM BioSciences Inc. (the "Corporation") in connection with the filing on the date hereof of a Registration Statement on Form F-1 with respect to: 6,752,801 shares (the "2003 Shares") and 3,376,401 additional shares (the "2003 Warrant Shares") issuable upon the exercise of 6,752,801 special warrants; 675,280 special warrants given as additional consideration to the agent (the "2003 Agent Warrants"); and the shares offered for sale pursuant to this prospectus consist of 1,104,300 shares (the "2004 Shares") and 552,150 additional shares (the "2004 Warrant Shares") issuable upon the exercise of 1,104,300 units. The 2003 Shares and 2004 Shares collectively referred to herein as the "Shares". The 2003 Warrant Shares, 2003 Agent Warrants and 2004 Warrant Shares collectively referred to herein as the "Warrants".

            We have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of the Corporation as we have considered necessary or relevant for the purposes of this opinion including the articles of association and memorandum of association of the Corporation.

            For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.

            Based and relying upon and subject to the foregoing we are of the opinion that the Shares and shares underlying the Warrants when exercised in full compliance with the terms of the Warrant have been duly authorized by all necessary corporate action on the part of the Corporation. The Shares are validly issued and outstanding as fully paid and non-assessable shares, including those shares underlying the Warrants when exercised.


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            The foregoing opinion is limited to the laws of Ontario and the federal laws of Canada applicable therein.

            This letter is provided to you for your benefit, solely with regard to the filing of the Registration Statement and may not be relied upon by any other person or for any other purpose without our prior written consent.


Yours faithfully,

/s/ HEENAN BLAIKIE LLP